Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated July 11, 2012 relating to the consolidated financial statements of AdvanSource Biomaterials Corporation as of and for the year ended March 31, 2012, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-149341, 333-149342, 333-149343, 333-117594, 333-106607 and 333-05893), Form SB-2 (File No. 333-122123), Form S-3 (File Nos. 333-110779 and 333-72223), and Form S-4 (File No. 333-102115).

/s/ Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
July 11, 2012